Exhibit 99.1
Media Contact:
Jennifer Flachman
Director
AMERCO Investor Relations
(602) 263-6601

AMERCO and U-Haul International, Inc., Announce Launch of U-Haul Investors Club

Reno, Nev. (March 1, 2011) AMERCO (Nasdaq: UHAL), the parent of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company  and Amerco Real Estate Company today announced the launch of the U-Haul Investors Club. This borrowing platform enables people to invest directly in AMERCO securities.

Inspired by the concept of social lending, where individuals gather funds and lend to others with minimum involvement from intermediaries, the U-Haul Investors Club brings social lending to the corporate level. The Web site gives individuals a simple, friendly and inexpensive way to invest directly in asset-backed corporate securities. The notes, issued by AMERCO, are SEC-registered securites.

“The U-Haul Investors Club platform provides investors the benefit of an online marketplace that provides fair interest rates. Investment transactions are completed in a self-directed manner, with investment increments starting as low as $100,” stated Jim Shoen, vice president of U-Haul International, Inc.

Members of the U-Haul Investors Club have the choice to lend against specific assets, with varying interest rates and maturities. There are no commissions, sales charges, or middlemen and there is no fee to join. Members invest directly through the uhaulinvestorsclub.com Web site.

About the Company

In 1945 the co-founders of U-Haul identified a need and created the shared-use, do-it-yourself moving industry. Since that time, U-Haul has been serving North Americans with their do-it-yourself household moving needs through a shared use platform. Today, approximately 16,480 U-Haul locations, which includes nearly 1,490 owned and managed facilites and 14,990 independent dealers support neighborhoods throughout North America.  More than 96,000 U-Haul Moving Vans and 111,000 towing devices travel the roadways of North America helping families move to a better way of life.  The U-Haul Investors Club provides a platform that allows members an opportunity to invest in a specific group of assets by  investing directly through the U-Haul Investors Club website. For more information, or to join the U-Haul Investors Club, please visit uhaulinvestorsclub.com

AMERCO has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents AMERCO has filed with the SEC for more complete information about AMERCO and this offering.  You may get these documents for free by visiting the SEC website at sec.gov, or under the “SEC filings” page on the U-Haul Investors Club website.  Securities issued under the U-Haul Investors Club are not FDIC insured.